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                                 EXHIBIT 99.10


                                                                   Press Release
                                                 For Release: September 29, 1997
                                 Contact: Rick S. Rees, Executive Vice-President
                                     Keith Voigts, Senior Vice-President and CFO
                                                                    601-896-0029

           HALTER MARINE GROUP DECLARES A THREE-FOR-TWO STOCK SPLIT

GULFPORT, Miss. . .Halter Marine Group, Inc. (AMEX:HLX) announced today that its Board of Directors has declared a three-for-two common stock split in the form of a stock dividend to stockholders of record as of October 15, 1997.
Additional stock certificates are expected to be mailed on October 31, 1997. Following the stock split, approximately 27,675,000 shares of common stock will be outstanding.

The company will pay cash in lieu of fractional shares based on the last sale price of its common stock on the record date (as adjusted for the stock dividend). Brokers must notify Bank of New York, the company's transfer agent, by October 22, 1997 with respect to the number of fractional shares held by such brokers on behalf of their clients.

In announcing the dividend, John Dane III, Halter's chairman, president and CEO, noted, "Since the company's initial public offering on September 26, 1996, our common stock price has increased over 300% from $11 per share to over $45 per share as of September 26, 1997." He added, "The Board of Directors took this action to broaden the company's ownership base and increase the number of shares available for trading."

Halter Marine Group, Inc. includes 20 shipyards in Texas, Louisiana, Mississippi and Florida. The company specializes in the design, construction, conversion and repair of a wide variety of vessels and mobile offshore rigs for energy, commercial, government/military and pleasure boat markets. Shipyards of the Halter Marine Group have built more than 2,000 vessels in the past 40 years.

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